Exhibit 99.1

                                 Bruce C. Weaver
                             Quality Products, Inc.
                                560 Dublin Avenue
                            Columbus, Ohio 43215-2388


                                                          February 18, 1998

TO:               Murray Koppelman
                  Richard W. Cohen


Dear Murray and Richard:

                  Quality Products received today your 6% Convertible Notes, together with notices of conversion. This letter will confirm that we have agreed as follows:

                  1. You will refrain from exercising your conversion rights at least until February 27, 1998. If you do convert, you will return the $3,000 interest checks which were mailed to you.

                  2. In consideration for your agreement above, Quality Products,Inc. will agree to give at least 10 business days written notice to each of you by FedEx and fax at your respective business addresses before attempting to pay any principal amount of your respective notes or before changing the March 10,1998 record date for the meeting of stockholders. The purpose of this is to give you 10 business days opportunity to convert your notes,before we could pay them and to permit you to vote the shares at the upcoming stockholders meeting if you desire.

                  I  look  forward  to  meeting   with  you  at  the   Company's
                  headquarters in Columbus next week.


                                                  Very truly yours,

                                                  QUALITY PRODUCTS, INC.


                                               By: /s/Bruce C. Weaver
                                                      ------------------
                                                      Bruce C. Weaver, President
READ AND AGREED:

/s/Murray Koppelman
   ----------------
   Murray Koppelman

/s/Richard W. Cohen
   ----------------
   Richard W. Cohen